WALGREEN CO. NONEMPLOYEE DIRECTOR STOCK PLAN
AMENDMENT NO. 1

Effective October 12, 2005, Sections 7.1, 7.2 and 7.3 of the Plan are amended in their entirety to read as follows:

" 7.1 Deferral of Annual Equity Grants, Retainers, Committee Fees, and Meeting Fees. During the term of this Plan, any Nonemployee Director may elect to receive all or a portion of the cash component of his or her Annual Retainer, Committee Fees, Meeting Fees and/or any similar fees for service as a Nonemployee Director in the form of Deferred Stock Units or to have such amounts placed in a Deferred Cash Compensation Account. During the term of this Plan, any Nonemployee Director may also elect to receive all or a portion of his or her Annual Equity Grant described in Section 5.1 and/or the Share component of his or her Annual Retainer in the form of Deferred Stock Units. An election to receive Deferred Stock Units or to defer amounts into the Deferred Cash Compensation Account pursuant to this Section 7.1 shall be subject to the provisions of this Article 7.

 7.2 Election. An election to receive all or a portion of a Nonemployee Director's Annual Retainer, Committee Fees, Meeting Fees or any similar fees for service as a Nonemployee Director in the form of Deferred Stock Units or to defer amounts into the Deferred Cash Compensation Account, as provided in Section 7.1, shall be made by December 1 for all payments to be made in the succeeding calendar year. An election to receive all or a portion of a Nonemployee Director's Annual Equity Grant in the form of Deferred Stock Units, as provided in Section 7.1, shall be made by October 31 for the Annual Equity Grant to be earned over the 12-month period beginning on the immediately following November 1 and made as of the next November 1. New Nonemployee Directors shall make their election with respect to any of the above deferrals upon their original election to the Board. Each such election may pertain to more than one (1) calendar year of scheduled payments. Deferral elections may be made only in ten percent (10%) increments.

 7.3 Number of Deferred Stock Units. The number of Deferred Stock Units to be granted in connection with an election pursuant to Section 7.2 shall equal the portion of the Annual Equity Grant, Annual Retainer, Committee Fees, and Meeting Fees being deferred into Deferred Stock Units, divided by the Fair Market Value of a Share on the date of the scheduled payment of the amount deferred."